Exhibit 99.1

1200 RIVERPLACE BOULEVARD • JACKSONVILLE, FL 32207-1809 • (904) 346-1500

March 19, 2009	For more information:
Susan Datz Edelman
FOR IMMEDIATE RELEASE	Director, Stockholder Relations
(904) 346-1506
sedelman@steinmart.com

STEIN MART, INC. REPORTS 4Q AND FISCAL YEAR 2008 FINANCIAL RESULTS

•

Fourth quarter 2008 net loss of $(1.35) per diluted share, which includes primarily non-cash charges of $(0.78) for asset impairments and store closings, and a valuation allowance for deferred tax assets

•	Year-end inventories decreased 19.9 percent per average store

•	Cash provided by operations increased to $19.4 million from $17.8 million in 2007

JACKSONVILLE, FL – Stein Mart, Inc. (Nasdaq: SMRT) today announced financial results for its fourth quarter and fiscal year ended January 31, 2009.

For the fourth quarter of 2008, the Company incurred a net loss of $(56.2) million or $(1.35) per diluted share as compared to a net loss of $(12.1) million or $(0.30) per diluted share for the fourth quarter of 2007. The fourth quarter 2008 results include charges totaling $(0.78) per share, including primarily non-cash pre-tax charges of $21.1 million for asset impairment and store closing charges compared to $4.7 million in the fourth quarter last year and a non-cash valuation allowance for deferred tax assets of $19.0 million. Excluding these items, the Company had an adjusted net loss of $(0.57) per diluted share for the fourth quarter of 2008 compared to an adjusted net loss of $(0.23) per diluted share for the fourth quarter of 2007.

For the year ended January 31, 2009, the Company incurred a net loss of $(71.3) million or $(1.72) per share as compared to a net loss of $(4.5) million or $(0.11) per diluted share in 2007. Full year 2008 results include charges totaling $(0.85) per share, including primarily non-cash pre-tax charges of $25.4 million for asset impairment and store closing charges compared to $5.2 million in the prior year, and the fourth quarter non-cash valuation allowance for deferred tax assets of $19.0 million. Excluding these items, the Company had an adjusted net loss for 2008 of $(0.87) per diluted share compared to an adjusted net loss of $(0.04) per diluted share for 2007.

A reconciliation of net loss per diluted share (GAAP basis) to adjusted net loss per diluted share (Non-GAAP basis) is provided in the financial schedules accompanying this release.

“The consequences of the economic downturn on our target customer are obvious: she remains extremely cautious regarding discretionary purchases and has changed her shopping habits,” said David H. Stovall, Jr., president and chief executive officer of Stein Mart, Inc. “We are focused on two missions—to entice customers into the store with great name-brand fashion at compelling values, while at the same time continuing to manage the business to be cash flow positive.”

“To that end, we have highlighted strong brands with value appeal on our sales floors, reduced average store inventories by nearly 20 percent, and implemented expense reductions across the organization,” Stovall continued. “These actions allowed us to end the year with our net debt position approximately in line with the prior year, and will strengthen our position when customer demand accelerates.”

Sales

As previously reported, net sales decreased 12.8 percent to $363.9 million for the fourth quarter of 2008 from $417.4 million for the same period in the previous year. Comparable store sales decreased 12.0 percent from the fourth quarter of 2007 to the fourth quarter of 2008.

For the 52 weeks ended January 31, 2009, net sales decreased 9.0 percent to $1,326.5 million from $1,457.6 million for the same 52 weeks ended last year. Comparable store sales declined 10.9 percent from 2007 to 2008.

Gross Profit

For the fourth quarter of 2008, gross profit decreased to $54.9 million or 15.1 percent of net sales compared to $84.1 million or 20.1 percent of net sales in the same period last year. For 2008, gross profit decreased to $294.2 million or 22.2 percent of net sales compared to $361.4 million or 24.8 percent of net sales in 2007. For both periods, the gross profit rate decreased due primarily to higher markdowns and deleverage of buying and occupancy costs, slightly offset by increased mark-up.

Selling, General and Administrative (SG&A) Expenses

For the fourth quarter of 2008, SG&A expenses were $117.2 million or 32.2 percent of net sales as compared to $106.2 million or 25.4 percent of net sales during the same period last year. Excluding asset impairment and store closing charges, SG&A expenses in the fourth quarter of 2008 were $96.0 million or 26.4 percent of sales compared to $101.6 million or 24.3 percent of sales in the same period last year. This $5.6 million decrease in SG&A resulted from significant reductions in advertising and store operating expenses somewhat offset by professional fees related to expense reduction initiatives.

For 2008, SG&A expenses were $394.8 million or 29.8 percent of net sales as compared to $388.6 million or 26.7 percent of net sales during the same period last year. Excluding asset impairment and store closing charges, SG&A expenses were $369.3 million or 27.8 percent of sales in 2008 compared to $383.4 million or 26.3 percent of sales last year. This $14.1 million decrease in SG&A resulted from significant reductions in advertising and store operating expenses somewhat offset by professional fees related to expense reduction initiatives.

For the fourth quarter and the year 2008, the SG&A rate was higher due to a lack of leverage on lower sales.

Income Taxes

The income tax benefit in the fourth quarter of 2008 and for the year was reduced by the aforementioned deferred tax asset valuation allowance of $19.0 million.

The Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS No. 109”), requires that companies assess whether valuation allowances should be established against their deferred tax assets based on consideration of all available evidence using a “more likely than not” standard. In making such assessments, significant weight is to be given to evidence that can be objectively verified. A company’s current or previous losses are given more weight than its future outlook, and although the Company was profitable in 2006 and posted a small loss in 2007, the results in 2008 produced a cumulative three-year loss, which is considered a significant factor that is difficult to overcome. Accordingly, the Company established a deferred tax asset valuation allowance of $19.0 million through a charge to tax expense.

The establishment of a valuation allowance does not have an impact on our cash position, nor does it preclude us from using our loss carryforwards, tax credits or other deferred tax assets in the future. Further, establishment of this valuation allowance is not the result of a significant change in our view of the Company’s long-term financial outlook.

Repayment of Notes Payable to Banks

Subsequent to year-end, we liquidated $69 million of cash equivalents and repaid that portion of the outstanding notes payable to banks. As of March 18, 2009 we had $108 million available under our $150 million revolving credit agreement.

Key Points

The following are some of the actions taken over the past year to aggressively manage the Company’s business:

•	Kept inventories in line with lowered sales

•	Renewed emphasis on desirable name brand merchandise at everyday low prices

•	Introduced “modern” categories for ladies and men’s sportswear, accessories and dresses

•	Reduced Home area (gifts & linens) space allocation and inventory levels

•	Installed new in-store signage to call out brands and highlight value

•	Undertook a comprehensive review of expenses throughout the organization

•	Reduced headcount at the managerial level by 22 percent

•	Implemented mandatory, five percent salary reduction for all remaining management beginning February 1, 2009

•	Reduced associate hours in the stores by 17 percent in order to match store selling hours to customer traffic

•	Eliminated Company match for associates’ 401(K) plans and deferred compensation plans for 2009

•	Conducted a thorough review of all non-merchandise procurement, working with suppliers to reduce our costs

•	Announced plans to transform the Company’s current supply chain distribution process to a more efficient consolidator/distributor strategy

•	Rebalanced media to focus our marketing efforts on best customers and attract younger shoppers

•	Opened six new stores, relocated one and closed ten underperforming locations

•	Suspended dividend payments and stock repurchases

•	Reduced capital expenditures by 25% from 2007

For 2009

We continue to expect a highly challenging sales environment for 2009. Our efforts will be focused on increasing revenues and maintaining appropriate inventories, while managing the cost structure to be aligned with sales. We expect to realize $40-50 million in 2009 savings as a result of the cost reduction measures we have put in place, and we plan to cut year-over-year capital expenditures by fifty percent for 2009. Our goal continues to be to preserve cash to maintain our flexibility and ensure that we can take advantage of opportunistic buys, and we have established an incentive plan for all salaried management that is tied to that goal.

Store Network Update

Consistent with prior commitments, one new store in Texas was opened last week and one additional opening is planned for later this year. We continue to monitor underperforming stores and will close stores when terms for doing so are advantageous. At this point, we expect to close 10-13 stores in 2009.

Conference Call

A conference call for investment analysts to discuss these results will be held at 10 a.m. ET today, Thursday, March 19, 2009. The call may be heard on the investor relations portion of the Company’s website at http://ir.steinmart.com. A replay of the conference call will be available on the website through March 27, 2009.

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices up to 60 percent off department and specialty store prices, every day. Currently with locations from California to Massachusetts, Stein Mart’s focused assortment of merchandise features current season, moderate to better fashion apparel for women and men, as well as accessories, gifts, linens and shoes.

SAFE HARBOR STATEMENT>>>>>>>Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation:

•	changes in consumer spending due to general economic conditions including continued uncertainty in the financial and credit markets

•	the effectiveness of advertising, marketing and promotional strategies

•	on-going competition from other retailers

•	changing preferences in apparel

•	ability to successfully implement strategies to improve or exit under-performing stores

•	unanticipated weather conditions and unseasonable weather

•	adequate sources of merchandise at acceptable prices

•	the Company’s ability to attract and retain qualified employees

•	availability of new store sites at acceptable lease terms

•	disruption of the Company’s distribution system

•	acts of terrorism

and the other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission.

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Additional information about Stein Mart, Inc. can be found at www.steinmart.com

Stein Mart, Inc.

Consolidated Balance Sheets

Unaudited

(In thousands, except for share data)

	January 31, 2009	February 2, 2008
ASSETS

Current assets:

Cash and cash equivalents	$88,903	$15,145

Trade and other receivables	9,011	12,372

Inventories	207,139	262,496

Income taxes receivable	24,439	14,103

Prepaid expenses and other current assets	12,089	13,985

Total current assets	341,581	318,101

Property and equipment, net	86,321	110,687

Other assets	21,988	31,751

Total assets	$449,890	$460,539

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Accounts payable	$55,683	$77,124

Accrued liabilities	79,794	75,508

Total current liabilities	135,477	152,632

Notes payable to banks	100,000	27,133

Other liabilities	28,063	24,085

Total liabilities	263,540	203,850

COMMITMENTS AND CONTINGENCIES

Stockholders’ equity:

Preferred stock—$.01 par value; 1,000,000 shares authorized; no shares issued or outstanding

Common stock—$.01 par value; 100,000,000 shares authorized; 42,655,544 and 41,831,182 shares issued and outstanding, respectively	427	418

Additional paid-in capital	9,986	5,288

Retained earnings	175,152	250,983

Accumulated other comprehensive income	785	—

Total stockholders’ equity	186,350	256,689

Total liabilities and stockholders’ equity	$449,890	$460,539

Stein Mart, Inc.

Consolidated Statements of Operations

Unaudited

(In thousands, except for share amounts)

	13 Weeks Ended January 31, 2009	13 Weeks Ended February 2, 2008	Year Ended January 31, 2009	Year Ended February 2, 2008
Net sales	$363,903	$417,444	$1,326,469	$1,457,645

Cost of merchandise sold	308,998	333,354	1,032,232	1,096,235

Gross profit	54,905	84,090	294,237	361,410

Selling, general and administrative expenses	117,180	106,225	394,767	388,572

Other income, net	4,144	5,006	20,401	21,376

Loss from operations	(58,131)	(17,129)	(80,129)	(5,786)

Interest expense, net	(662)	(433)	(1,753)	(794)

Loss before income taxes	(58,793)	(17,562)	(81,882)	(6,580)

Income tax benefit	2,615	5,414	10,581	2,050

Net loss	$(56,178)	$(12,148)	$(71,301)	$(4,530)

Net loss per share:

Basic	$(1.35)	$(0.30)	$(1.72)	$(0.11)

Diluted	$(1.35)	$(0.30)	$(1.72)	$(0.11)

Weighted-average shares outstanding:

Basic	41,495	41,158	41,366	42,123

Diluted	41,495	41,158	41,366	42,123

Stein Mart, Inc.

Consolidated Statements of Cash Flows

Unaudited

(In thousands)

	Year Ended January 31, 2009	Year Ended February 2, 2008
Cash flows from operating activities:
Net loss	$(71,301)	$(4,530)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	25,752	26,068
Impairment of property and other assets	20,726	4,017
Valuation allowance for deferred income taxes	18,958	—
Deferred income taxes	(10,341)	(4,492)
Store closing charges	4,697	1,145
Share-based compensation	4,077	5,502
Tax (deficiency) benefit from equity issuances	(183)	180
Excess tax benefits from share-based compensation	(3)	(151)
Changes in assets and liabilities:
Trade and other receivables	3,361	(2,208)
Inventories	55,357	28,447
Income taxes receivable	(10,336)	(14,103)
Prepaid expenses and other current assets	1,491	951
Other assets	1,595	(1,993)
Accounts payable	(21,441)	(6,119)
Accrued liabilities	(481)	(2,770)
Income taxes payable	—	(13,091)
Other liabilities	(2,572)	990

Net cash provided by operating activities	19,356	17,843

Cash flows from investing activities:
Capital expenditures	(19,281)	(25,898)
Purchases of short-term investments	—	(36,580)
Sales of short-term investments	—	47,415

Net cash used in investing activities	(19,281)	(15,063)

Cash flows from financing activities:
Borrowings under notes payable to banks	626,652	365,811
Repayments of notes payable to banks	(553,785)	(338,678)
Cash dividends paid	—	(10,263)
Excess tax benefits from share-based compensation	3	151
Proceeds from exercise of stock options	31	3,556
Proceeds from employee stock purchase plan	800	1,127
Repurchase of common stock	(18)	(26,899)

Net cash provided by (used in) financing activities	73,683	(5,195)

Net increase (decrease) in cash and cash equivalents	73,758	(2,415)
Cash and cash equivalents at beginning of year	15,145	17,560

Cash and cash equivalents at end of year	$88,903	$15,145

Supplemental disclosures of cash flow information:
Income taxes paid	$2,100	$29,854
Interest paid	1,906	1,002

SEC Regulation G—The Company reports its consolidated financial results in accordance with generally accepted accounting principles (GAAP). However, to supplement these consolidated financial results, management believes that certain non-GAAP operating results, which exclude asset impairment and store closing charges and the valuation allowance for deferred tax assets, may provide a more meaningful measure on which to compare the Company’s results of operations between periods. The Company believes these non-GAAP results provide useful information to both management and investors by excluding certain charges that impact the comparability of the results. A reconciliation of 2008 and 2007 fourth quarter and total year net loss per diluted share on a GAAP basis to adjusted net loss per diluted share (non-GAAP basis) are presented in the table below.

Stein Mart, Inc.

Reconciliation of Net Loss per Diluted Share (GAAP Basis) to

Adjusted Net Loss per Diluted Share (Non-GAAP Basis)

Unaudited

	13 Weeks Ended January 31, 2009	13 Weeks Ended February 2, 2008	Year Ended January 31, 2009	Year Ended February 2, 2008
Net loss per diluted share (GAAP Basis)	$(1.35)	$(0.30)	$(1.72)	$(0.11)

Adjustments:
Asset impairment and store closing charges, net of tax	0.32	0.07	0.39	0.07

Valuation allowance for deferred tax assets	0.46	—	0.46	—

Adjustments total	0.78	0.07	0.85	0.07

Adjusted net loss per diluted share (Non-GAAP Basis)	$(0.57)	$(0.23)	$(0.87)	$(0.04)